NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact:  Craig Howie
Executive Vice President and Chief Financial Officer
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Announces Preliminary Estimate of Net Catastrophe Losses
 for Third Quarter 2018

HAMILTON, Bermuda – October 18, 2018 – Everest Re Group, Ltd. (NYSE: RE) today announced a preliminary pre-tax catastrophe loss estimate for the third quarter of 2018 of $240 million, net of reinsurance.  The estimate includes third quarter 2018 losses from Hurricane Florence, California wildfires, Typhoon Jebi, Typhoon Trami and Japan floods.

Commenting on these events, Dom Addesso, the Company's President and Chief Executive Officer, said "Our thoughts are with those affected by these devastating catastrophe events.  Everest's priority is supporting the needs of our clients and business partners; delivering when it matters most.  Due to our diversified Reinsurance and Insurance portfolios, we expect to report a breakeven underwriting result and an operating profit for the third quarter."

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), dac, provides reinsurance to non-life insurers in Europe. Everest Insurance® refers to the primary insurance operations of Everest Re Group, Ltd., and its affiliated companies which offer property, casualty and specialty lines insurance on both an admitted and non-admitted basis in the U.S. and internationally. The Company also operates within the Lloyd's insurance market through Syndicate 2786. In addition, through Mt. Logan Re, Ltd., the Company manages segregated accounts, capitalized by the Company and third party investors that provide reinsurance for property catastrophe risks. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.